UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2014

              Graco Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota		55413
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (612) 623-6000

                                         Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Amendment and Restatement of Credit Agreement

On June 26, 2014, Graco Inc. (the “Company”) entered into an Omnibus Amendment that amends and restates its Credit Agreement with U.S. Bank National Association, as administrative agent and a lender, and the other lenders that are parties thereto (the “Credit Agreement”). The restated agreement provides the Company and certain of its subsidiaries access to a $500 million unsecured revolving credit facility until June 26, 2019, representing a $50 million increase over the existing facility. The size of the credit facility may be increased by up to $150 million upon exercise of an accordion feature. The accordion feature may be exercised by an increase in the revolving commitments or by the addition of term loans.

Borrowings under the restated Credit Agreement may be denominated in U.S. Dollars or certain other currencies. Outstanding loans in currencies other than U.S. Dollars cannot exceed $200 million in the aggregate. Loans denominated in U.S. Dollars may bear interest, at the Company’s option, at either a base rate or a LIBOR-based rate. Loans denominated in currencies other than U.S. Dollars will bear interest at a LIBOR-based rate. The base rate is an annual rate equal to a margin ranging from 0.00% to 0.875% (down from 0.00% to 1.00% under the prior Credit Agreement), depending on the Company’s cash flow leverage ratio, plus the highest of (i) the rate of interest from time to time announced by the Agent as its prime rate, (ii) the federal funds effective rate plus 0.50%, or (iii) one-month LIBOR plus 1.50%. In general, LIBOR-based loans bear interest at a rate per annum equal to LIBOR, plus a margin ranging from 1.00% to 1.875% (down from 1.00% to 2.00% under the prior Credit Agreement), depending on the Company’s cash flow leverage ratio.

In addition to paying interest on the outstanding loans, the Company is required to pay a facility fee on the unused amount of the loan commitments at a rate per annum ranging from 0.15% to 0.30% (down from 0.15% to 0.40% under the prior Credit Agreement), depending on the Company’s cash flow leverage ratio.

The restated Credit Agreement contains customary representations, warranties, covenants and events of default, including but not limited to covenants restricting the Company’s and its subsidiaries’ ability to (i) merge or consolidate with another entity, (ii) sell, transfer, lease or convey their assets, (iii) make any material change in the nature of the core business of the Company, (iv) make certain investments, or (v) incur secured indebtedness, which are materially consistent with the terms of the prior Credit Agreement. The restated Credit Agreement also requires the Company to maintain a cash flow leverage ratio of not more than 3.25 to 1.00 and an interest coverage ratio of not less than 3.00 to 1.00, consistent with the prior Credit Agreement.

Item 9.01 Financial Statement and Exhibits

(d)	Exhibits

10.1	Omnibus Amendment, dated June 26, 2014, amending and restating the Credit Agreement among Graco Inc., the borrowing subsidiaries from time to time party thereto, the banks from time to time party thereto and U.S. Bank National Association, as administrative agent.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

Date:	July 1, 2014	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
Its: Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing

10.1	Omnibus Amendment, dated June 26, 2014, amending and restating the Credit Agreement among Graco Inc., the borrowing subsidiaries from time to time party thereto, the banks from time to time party thereto and U.S. Bank National Association, as administrative agent.	Filed Electronically